The American Funds Tax-Exempt Series II

January 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$22,120
Class B	$27
Class C	$993
Class F1	$946
Class F2	$2,240
Total	$26,326

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	$0.2300
Class C	$0.2300
Class F1	$0.2900
Class F2	$0.3100

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	75,993
Class B	104
Class C	4,397
Class F1	3,301
Class F2	7,562
Total	91,357

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.03
Class B	$18.03
Class C	$18.03
Class F1	$18.03
Class F2	$18.03